Exhibit 10(a)

SEARS HOLDINGS CORPORATION

2005 SENIOR EXECUTIVE LONG-TERM INCENTIVE PROGRAM (LTIP)

SECTION 1

GENERAL

      1.1. Purpose. The Sears Holdings Corporation 2005 Senior Executive Long-Term Incentive Program (the “LTIP”) is a performance-based program. The LTIP is designed to motivate the senior leaders of Sears Holdings Corporation (the “Company”), Sears, Roebuck and Co., Kmart Holding Corporation and their Subsidiaries, to achieve significant, lasting change that successfully positions the Company for future growth. Performance goals under the LTIP align Participants’ financial incentives with the financial goals of the Company. Awards under the LTIP are designed to vary commensurately with achieved performance, and are intended to satisfy the requirements for “performance-based compensation” outlined in regulations issued under Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”).

      1.2. Operation, Administration, and Definitions. The operation and administration of the LTIP, including the Awards made under the LTIP, shall be subject to the provisions of Section 6 (relating to operation and administration). Capitalized terms in the LTIP shall be defined as set forth in the LTIP (including the definitional provisions of Section 9). All Awards hereunder are contingent on shareholder approval of the LTIP, as provided in subsection 3.1.

SECTION 2

PARTICIPATION

      2.1. Eligible Employee. The term “Eligible Employee” means those key employees of the Company or a Subsidiary who are designated as Eligible Employees by the “Committee” (as such term is defined in subsection 6.2 and further described in Section 7). Subject to the terms and conditions of the LTIP, the Committee shall determine and designate, from time to time, from among the Eligible Employees, those persons who shall be granted one or more Awards under the LTIP, and thereby become “Participants” in the LTIP.

      2.2. New Hires. The Committee may designate as Participants those executives whom the Committee determines have been newly hired or promoted into the group of Eligible Employees, provided that the terms and conditions of Awards to such individuals shall be subject to such adjustments as the Committee deems necessary or desirable to qualify such Awards as performance-based compensation for purposes of Code Section 162(m).

SECTION 3

CASH INCENTIVE AWARDS

      3.1. Target Cash Incentive Awards. At one or more meetings of the Committee after April 1, 2005, the Committee may award “Target Cash Incentive Awards” (as such term is defined in subsection 3.1(a) below) to each Participant designated by the Committee at such meeting, in an amount determined by the Committee in its sole discretion. In connection with such Awards, the Committee shall establish “Target LTIP EBITDA”, “Threshold LTIP EBITDA” and “Superior LTIP EBITDA” (each as defined in subsection 3.3 below), provided, however, that Threshold LTIP EBITDA and Superior LTIP EBITDA shall each be expressed as a percentage of Target LTIP EBITDA. Target Cash Incentive Awards are intended to constitute “performance-based compensation” within the meaning of Code Section 162(m), and the regulations promulgated thereunder, and any Award hereunder shall be contingent on shareholder approval of the LTIP in accordance with Code Section 162(m) and the regulations promulgated thereunder, and no amount shall be paid under any such Award, unless and until shareholder approval of the LTIP has been obtained in accordance with Code Section 162(m) and the regulations thereunder.

      (a) A Target Cash Incentive Award shall, at the date of grant, consist of a commitment by the Company to distribute, at the time specified in, and in accordance with the provisions of, Section 4, below, as applicable, an amount equal to the Participant’s Target Cash Incentive Award multiplied by the applicable Award Multiple set forth in subsection 3.4, below, subject to approval of the final award amount by the Committee (the “Cash Incentive Award”).

      (b) A Cash Incentive Award shall generally be satisfied by a distribution in cash to the Participant, provided, however, that, if permitted by the Committee, a Participant may elect, by such deadline as specified under uniform and nondiscriminatory rules established by the Committee, to receive, in lieu of cash and in full satisfaction of such Cash Incentive Award, the number of shares of Company common stock (“Stock”) equal (i) to the cash amount described at paragraph (a) of this subsection 3.1, divided by (ii) the Fair Market value of a share of Stock as of the day immediately preceding the date of distribution, provided that issuance of any shares of Stock in accordance with this subsection 3.1(b) shall be contingent on the availability of shares of Stock under any shareholder-approved plan of the Company providing for the issuance of Stock in satisfaction of the Awards hereunder (which in no event shall be an employee stock purchase plan).

      (c) The Committee may, in its discretion, apply negative discretion to the calculation of, or amount following such calculation of, any Cash Incentive Award, as provided in subsection 6.3 below.

      3.2. Performance Period. The “Performance Period” shall be the Company’s 2005, 2006 and 2007 Fiscal Years (provided that, in the case of an employee who is newly hired or promoted into the group of Eligible Employees after the first day of the Company’s 2005 Fiscal Year, the Performance Period shall be such shorter period as established by the Committee, subject to the requirements of Code Section 162(m)). The amount of the Cash Incentive Award shall be determined at the completion of the Performance Period in accordance with subsection 3.1, above, and subsection 4.1 below.

      3.3. “LTIP EBITDA.”

      (a) LTIP EBITDA. Subject to adjustment, if any, in accordance with paragraph (e) of this subsection 3.3, “LTIP EBITDA” refers to total earnings of the Company and its affiliates and its predecessors, other than Sears Canada (referred to as the “Domestic Company”) for the Performance Period, determined before interest, taxes, depreciation and amortization, and excluding the following items: the effect of purchase accounting and changes in accounting methods; gains, losses and costs associated with acquisitions, divestitures and store closures; integration costs that are disclosed as merger related; and bankruptcy-related matters of the predecessor company.

      (b) Target LTIP EBITDA. Subject to adjustment, if any, in paragraph (e), “Target LTIP EBITDA” refers to the target level of LTIP EBITDA, for the Performance Period, established by the Committee in accordance with subsection 3.1, above.

      (c) Threshold LTIP EBITDA. Subject to adjustment, if any, in paragraph (e), “Threshold LTIP EBITDA” refers to a level of LTIP EBITDA, for the Performance Period, established by the Committee, which shall be expressed as a percentage of Target LTIP EBITDA and, if exactly achieved, shall generate an AWARD Multiple (described in subsection 3.4, below) of 50 percent.

      (d) Superior LTIP EBITDA. Subject to adjustment, if any, in paragraph (e), “Superior LTIP EBITDA” refers to a level of LTIP EBITDA, for the Performance Period, established by the Committee, which shall be expressed as a percentage of Target LTIP EBITDA, and, if achieved, shall generate an Award Multiple (described in subsection 3.4, below) of 150 percent.

      (e) Adjustments to Target LTIP EBITDA, Threshold LTIP EBITDA and Superior LTIP EBITDA. The LTIP EBITDA incentive targets contemplate that the Domestic Company remains approximately the same size over the period of the LTIP. If, after March 24, 2005, the Domestic Company acquires or divests itself of assets or an entity that has associated EBITDA (measured using the same principles as those described in subsection 3.3(a)) in its last full fiscal year prior to the acquisition or divestiture of greater than or equal to $250,000,000, Target LTIP EBITDA will be increased or decreased, as applicable, by such prior full fiscal year’s EBITDA associated with such entity or assets.

      3.4. “Award Multiple.” The Award Multiple shall be as outlined below:

      (a) if LTIP EBITDA is 100% of Target LTIP EBITDA, the Award Multiple shall be 100%;

      (b) if LTIP EBITDA is equal to Threshold LTIP EBITDA, the Award Multiple shall be 50%;

      (c) if LTIP EBITDA is greater than Threshold LTIP EBITDA, but less than Target LTIP EBITDA, the Award Multiple shall be a whole percentage between 50% and 100%, determined by interpolation on a straight line basis relative to such LTIP EBITDA, Threshold LTIP EBITDA and Target LTIP EBITDA amounts, and rounded down to the nearest whole percentage;

      (d) if LTIP EBITDA is less than Threshold LTIP EBITDA, the Award Multiple shall be 0;

      (e) if LTIP EBITDA is greater than Target LTIP EBITDA, but less than Superior LTIP EBITDA, the Award Multiple shall be a whole percentage between 100% and 150%, determined by interpolation on a straight line basis relative to such LTIP EBITDA, Target LTIP EBITDA and Superior LTIP EBITDA amounts, and rounded down to the nearest whole percentage; and

      (f) if LTIP EBITDA is greater than or equal to Superior LTIP EBITDA, the Award Multiple shall be 150%.

      3.5. Limitation on Individual Awards. Notwithstanding anything herein to the contrary, the total Cash Incentive Award paid to any Participant pursuant to the LTIP shall in no event exceed $15 million.

      3.6. Limitations. All Cash Incentive Awards awarded under the LTIP (and any Stock or cash otherwise distributable pursuant thereto) are subject to the provisions of Sections 4, 5 and 6.

SECTION 4

DISTRIBUTION

      4.1. General. Subject to Sections 5 and 6, the shares of Stock or the cash that result from the payout formula described at Section 3 shall be distributed, in a single lump sum, as soon as practicable after the first Committee meeting after the LTIP EBITDA results for the Company’s 2007 Fiscal Year are available to the Committee. Notwithstanding anything herein to the contrary, no distribution shall be made hereunder until after the Committee has certified the attainment of the performance goals and the amount to be paid to each Participant. The date as of which payment is made in accordance with this subsection 4.1 is referred to herein as the “payment date.”

      4.2. Termination and Other Provisions. All distributions are subject to the provisions of Sections 5 and 6, below.

SECTION 5

TERMINATION

      5.1. The effect of termination of employment on a Participant’s right to receive a Cash Incentive Award (whether payable in cash or Stock) depends both on the reason for the termination and the point in the performance period that the termination occurs, as described below.

      (a) Voluntary Termination or Involuntary Termination with Cause. In the event that a Participant voluntarily terminates employment (unless the Participant retires (in accordance with the definition of “retires” or “retirement” contained in the written Company Human Resources Policy as in effect from time to time, or with written Committee consent)), or is involuntarily terminated for “poor performance” or with “Cause” (each as defined in the Participant’s Executive Severance/Noncompete Agreement or other employment contract, or if such term does not appear therein, or, if the Participant has no Executive Severance/Noncompete Agreement or other employment contract, then as defined in Section 9) prior to the payment date of his or her Award, such Participant shall forfeit all of his Award.

      (b) Retirement, Disability, or Involuntary Termination without Cause. In the event that, prior to the payment date of his or her Award, a Participant (i) retires (as defined in subsection 5.1(a) above), (ii) suffers a permanent and total disability (as defined in the Company written Company Human Resources Policy), or (iii) is involuntarily terminated on account of job elimination (rather than poor performance) and without Cause (as defined in subsection 5.1(a) above), subject to Section 6, below, such individual shall be entitled to a distribution in an amount equal to the Cash Incentive Award that would otherwise be payable to the Participant under subsection 3.1, above, pro-rated though the date of termination in accordance with subsection 5.1(d) below; provided, however, that in no event shall a Participant receive any payment hereunder unless as of his date of termination he had been employed by one or more of the Company, Sears, Roebuck and Co., Kmart Holding Corporation or one of their Subsidiaries, for at least 12 months. A Cash Incentive Award payable under this subsection 5.1(b), whether payable in cash or Stock, shall be distributed in accordance with, and after the Committee meeting described in, subsection 4.1.

      (c) Death. In the event that a Participant dies prior to the payment date for his or her Award, his or her Target Cash Incentive Award shall be prorated through the date of death, in accordance with subsection 5.1(d) below, and, subject to Section 6, below, his or her estate shall be entitled to receive a Cash Incentive Award, equal to his or her prorated Target Cash Incentive Award and payable in cash, provided, however, that in no event shall a payment be made with respect to a deceased Participant hereunder unless as of his date of termination he had been employed by one or more of the Company, Sears, Roebuck and Co., Kmart Holding Corporation or one of their Subsidiaries, for at least 12 months. A cash payment payable under this subsection 5.1(c) shall be distributed as soon as practicable after the date of death.

      (d) All pro rations of the Cash Incentive Award or the Target Cash Incentive Award, as applicable, under this Section 5 are based on a fraction, the numerator of which is the number of full months during the Performance Period in which the Participant was employed by the Company or any Subsidiary, and the denominator of which is the full number of months in the Performance Period.

SECTION 6

OPERATION AND ADMINISTRATION

      6.1. Source of Awards. In the case of Awards under the LTIP that are settled in shares of Stock, such shares shall be distributed under a stock plan adopted by the Company and approved by the shareholders thereof that provides for the issuance of Stock in satisfaction of Awards hereunder, (which in no event shall be an employee stock purchase plan.) In the event of any conflict between this document and such stock plan, the provisions of the stock plan shall govern.

      6.2. Committee. The LTIP is administered by the Compensation Committee of the Board (the “Committee”), as further described at Section 7. Any determinations by the Committee regarding this LTIP are binding on all Participants. The Committee may make additional changes that it deems appropriate for the effective administration of the LTIP. Subject to subsection 6.3, these changes may not increase the benefits to which Participants may become entitled under the LTIP, nor change the pre-established measures in goals that have been approved.

      6.3. Negative Discretion. Notwithstanding anything in the LTIP to the contrary, prior to the settlement of any Cash Incentive Award, the Committee may reduce the amount of such Award, or the number of shares of Stock or amount of cash to be delivered in connection with such Award.

      6.4. General Restrictions. Delivery of shares of Stock under the LTIP, in satisfaction of a Cash Incentive Award, shall be subject to the following:

      (a) Notwithstanding any other provision of the LTIP, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the LTIP unless such delivery or distribution complies with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

      (b) To the extent that the LTIP provides for issuance of Stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any exchange or similar entity.

      6.5. Tax Withholding. All distributions under the LTIP are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the LTIP on satisfaction of the applicable withholding obligations. To the extent permitted by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant; (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date (or such other period of time as the Company’s accountants may require); or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the LTIP, provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

      6.6. Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, or a combination thereof, subject, in the case of settlement in shares, to the terms of the stock plan under which the Stock is issued. Satisfaction of any such obligations under an Award, which is sometimes referred to as the “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Each Subsidiary shall be liable for payment of cash due under the LTIP with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.

      6.7. Transferability. Except as otherwise provided by the Committee, Awards under the LTIP are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

      6.8. Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the LTIP, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the LTIP, as the Committee shall require.

      6.9. Agreement With Company. Any Award under the LTIP shall be subject to such terms and conditions, not inconsistent with the LTIP, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written (including electronic) document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document. Such document is referred to as an “Award Agreement” regardless of whether any Participant signature is required.

      6.10. Action by Company or Subsidiary. Any action required or permitted to be taken under the LTIP by the Company, Sears Roebuck and Co., Kmart Holding Corporation or any Subsidiary, if any, of the foregoing shall be by resolution of its board of directors, or by action of one or more members of the board of directors of such company (including a committee of the board) who are duly authorized to act for such board with respect to the applicable action, or (except to the extent prohibited by applicable law or applicable rules of any securities exchange or similar entity) by a duly authorized officer of such company.

      6.11. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

      6.12. Limitation of Implied Rights.

      (a) Neither a Participant nor any other person shall, by reason of participation in the LTIP, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the LTIP. A Participant shall have only a contractual right to the cash or Stock, if any, payable under the LTIP, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the LTIP shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

      (b) The LTIP does not constitute a contract of employment, and selection as a Participant shall not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right or claim to any benefit under the LTIP, unless such right or claim has specifically accrued under the terms of the LTIP. Except as otherwise provided in the LTIP, no Award under the LTIP shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

      6.13. Evidence. Evidence required of anyone under the LTIP may be by certificate, affidavit, document or other information, which the person charged with acting on such evidence considers pertinent and reliable, and which has been signed, made or presented by the proper party or parties.

      6.14. Corporate Transaction. In the event of a corporate transaction involving the Company (including without limitation, any Stock dividend, Stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, sale of assets or subsidiaries, combination or exchange of shares), the Committee may adjust Awards to preserve but in no event increase the benefits or potential benefits of the Awards; provided, however, that no such adjustment may be made to the extent such adjustment would cause the Awards to cease to qualify as “performance-based compensation” under Code Section 162(m). Actions permitted under the preceding sentence by the Committee may include any adjustments that the Committee determines to be equitable (which may include, without limitation, (a) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (b) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of the payment.

SECTION 7

COMMITTEE

      7.1. Administration. As provided in subsection 6.2, the authority to control and manage the operation and administration of the LTIP shall be vested in the Compensation Committee of the Board of Directors of the Company (the “Committee”).

      7.2. Powers of Committee. The Committee’s administration of the LTIP shall be subject to the following:

      (a) As provided in subsection 2.1 above, the Committee shall have the authority and discretion to determine those key employees who are Eligible Employees, to select from among the Eligible Employees those persons who shall receive Awards.

      (b) Subject to the other provisions of the LTIP, the Committee shall have the authority and discretion to determine the time or times of receipt, to determine the types of Awards, to establish the terms, conditions, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to amend, cancel, or suspend Awards. However (and subject at all times to the requirements of Code Section 162(m)), to the extent that the Committee determines that the restrictions imposed by the LTIP preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee shall have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

      (c) The Committee shall have the authority and discretion to interpret the LTIP, to establish, amend, and rescind any rules and regulations relating to the LTIP, to determine the terms and provisions of any Award Agreement made pursuant to the LTIP, and to make all other determinations that may be necessary or advisable for the administration of the LTIP.

      (d) Any interpretation of the LTIP by the Committee and any decision made by it under the LTIP are final and binding on all persons.

      7.3. Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a securities exchange or similar entity, or as would cause LTIP Awards to not constitute performance-based compensation under Code Section 162(m), the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. The Committee may revoke any such allocation or delegation at any time.

      7.4. Information to be Furnished to Committee. The Company, Sears, Roebuck and Co., Kmart Holding Corporation, and their Subsidiaries, shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company, Sears Roebuck and Co., Kmart Holding Corporation and their Subsidiaries, as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment, and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the LTIP must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the LTIP, subject to any applicable privacy laws.

SECTION 8

AMENDMENT AND TERMINATION

      The Board may, at any time, amend or terminate the LTIP, and the Board or the Committee may amend any Award, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the LTIP prior to the date such amendment is adopted by the Board (or the Committee, if applicable) or if such amendment, without the consent of the shareholders of the Company, would cause the Awards to cease to be deductible under Code Section 162(m). Notwithstanding anything herein to the contrary, (i) no amendment shall be made that would cause the Plan not to comply with the requirements of Code Section 409A or any other applicable law or rule of any applicable securities exchange or similar entity, without

Participant consent, and (ii) the LTIP and any Award thereunder may be amended without Participant consent to the extent that the Committee determines such amendment necessary to cause the LTIP or Award to comply with the requirements of Code Section 409A or any other applicable law or rule of any applicable securities exchange or similar entity.

SECTION 9

DEFINED TERMS

      In addition to the other definitions contained herein, the following definitions shall apply:

      (a) Award. The term “Award” means any Cash Incentive Award, whether settled in cash or Stock.

      (b) Board. The term “Board” means the Board of Directors of the Company.

      (c) Cause. The term “Cause” shall mean (1) a material failure by a Participant (other than a failure resulting from employee’s incapacity due to a mental or physical disability) to perform the Participant’s duties and responsibilities, which failure is demonstrably willful and deliberate on the Participant’s part, is committed in bad faith or without reasonable belief that such failure is in the best interests of the Company and its affiliates and is not remedied in a reasonable period of time after receipt of written notice from the Company or its affiliate specifying such failure, (2) the commission by the Participant of a felony, or a misdemeanor involving moral turpitude, or (3) dishonesty or willful misconduct in connection with the Participant’s employment.

      (d) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

      (e) Fair Market Value. The term “Fair Market Value” shall mean the reported closing price of a share of Stock on the principal securities exchange or market on which the Stock is then listed or admitted to trading.

      (f) Fiscal Year. The term “Fiscal Year” shall mean the twelve (12) month period beginning on February 1, 2005, and thereafter the twelve (12) month period beginning on the Saturday closest to January 31 of each of calendar year 2006 and 2007.

      (g) Performance-Based Compensation. The term “performance-based compensation” shall have the meaning ascribed to it under Code Section 162(m) and the regulations thereunder.

      (h) Poor Performance. The term “poor performance” shall mean the circumstance in which a Participant receives a below-expectations rating in any primary performance category per the Company performance management system within six months prior to the date that the Participant is terminated.

      (i) Subsidiary. The term “Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Section 424(f) of the Code) with respect to the Company

SECTION 10

EXPIRATION OF LTIP

      The LTIP shall expire, subject to earlier termination pursuant to Section 8, on the date on which all Cash Incentive Awards (if any) are paid in full in accordance with the provisions of the LTIP (or, if earlier, on the date that the Committee determines that the LTIP EBITDA is less than Threshold LTIP EBITDA).